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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (RULE 13d-101)

                           --------------------------

                               LENNAR CORPORATION
                                (Name of Issuer)

                           --------------------------

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    526057104
                                 (Cusip Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                             CLIFFORD CHANCE US LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                 APRIL 18, 2003
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(3), 13d-1(f) or 13d-1(g), check the following box [ ].


                                Page 1 of 4 Pages
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CUSIP No. 526057104                   13D                      Page 2 of 4 Pages
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    1.       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                         STUART A. MILLER
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    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
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    3.       SEC USE ONLY

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    4.       SOURCES OF FUNDS

                         NOT APPLICABLE
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    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) OR 2(e)
                                                                             [ ]
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    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             US
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                            7.     SOLE VOTING POWER
       NUMBER OF
         UNITS                     337,826
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      BENEFICIALLY          8.    SHARED VOTING POWER
        OWNED BY
--------------------------------------------------------------------------------
         EACH               9.    SOLE DISPOSITIVE POWER
       REPORTING
                                  337,826
--------------------------------------------------------------------------------
      PERSON WITH           10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             337,826
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    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.6%
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    14.      TYPE OF REPORTING PERSON

             IN
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         This Amendment No. 2 amends and supplements the schedule 13D filed with the Securities and Exchange Comission on August 7, 2002, as previously amended, by adding the following paragraph (e) to Item 5:

Item 5.  Interest in Securities of the Issuer.

         (e) Effective April 18, 2003, the Company's Certificate of Incorporation was amended to remove the right of holders of Class B common stock to convert that stock into Class A common stock (formerly called "Common Stock"). Therefore, effective April 18, 2003, Stuart Miller's beneficial ownership of Class A common stock was reduced from 10,018,787 shares to 337,826 shares, which is less than 5% of the outstanding Class A common stock.


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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 25, 2003


                                            /s/ Stuart A. Miller
                                           _____________________________________
                                           Stuart A. Miller


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